Exhibit (10.2)
SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is entered into as of the first date on the signature page hereof, by and between Thomas Colgrove (“Employee”) and Clearwater Paper Corporation (“Clearwater Paper” or the “Company”) (Employee and Clearwater Paper are sometimes referred to herein jointly as the “Parties” and individually as a “Party”), subject to the following terms and conditions:
RECITALS OF UNDERSTANDING

A.	Employee is employed as a Senior Vice President of the Company .
B. Employee’s last day of employment with the Company and any of its subsidiaries and affiliates (the “Company Group) will be on December 31, 2015 (“Employee’s Last Day”).
C. The Parties desire to fully and finally resolve all claims, known or unknown, between them.
D. Employee acknowledges that he must execute and deliver the Agreement (and not revoke the Agreement pursuant to Section 11 hereof) and deliver it to Clearwater Paper in order to receive the payments and other benefits described herein.
E. Employee acknowledges that he would not be entitled to the payments and other benefits described in Section 2(a) below if, among other things, Employee does not execute and deliver this Agreement (and not revoke it), and further acknowledges that such payments and benefits are over and above any other payments and benefits that Employee would be entitled to receive from the Company without entering into this Agreement.
NOW THEREFORE, in consideration of the covenants, releases and mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.    Transition Period

(a)
From April 1, 2015 through Employee’s Last Day (referenced herein as the “Transition Period”), Employee will continue to serve as a Senior Vice President of the Company and will be provided with his full base salary and benefits. Employee shall continue to assist the Company in facilitating a successful transition of his former position as the Company’s President, Consumer Products Division and shall perform such other duties and services as requested by the Chief Executive Officer of the Company.

(b)
Upon the expiration of the Transition Period, Employee agrees that he will resign from all positions and offices with the Company as of Employee’s Last Day. Employee’s employment and directorships with the Company Group shall terminate in all capacities immediately upon his resignation on Employee’s Last Day.

Employee’s Initials: TAC

2. Severance Payments and Benefits
(a)    As a material inducement for Employee entering into this Agreement, and in full consideration of his continued compliance with the terms, promises, waivers and releases contained in this Agreement, subject to Employee continuing to be actively employed with the Company through Employee’s Last Day, the Company will provide Employee with the following payments and benefits conditioned upon Employee not revoking this Agreement pursuant to Section 11 hereof:

(i)
A severance payment in the amount of seven months of Employee’s base salary, payable over the period commencing on January 1, 2016 and ending on July 31, 2016 (the “Severance Pay Period”). Such payments shall be made in accordance with the Company’s standard payroll procedures. The first installment shall be payable on the first payroll date following the sixtieth (60th) day after the Employee’s Last Day (with the first payment to include amounts accrued between the Employee’s Last Day and the first payment date).

(ii)	A single sum payment in the amount of $441,000 payable on August 15, 2016.

(iii)
Employee’s separation of employment under this Agreement shall be treated as a normal retirement under the Company 2008 Stock Incentive Plan (the “LTIP”) and any applicable award documents with respect all equity awards granted to Employee under the LTIP that are outstanding as of the Employee’s Last Day.

(iv)
As of Employee’s Last Day, Employee’s eligibility under all of the Company Group’s benefit plans and programs shall cease immediately. Thereafter, Employee may elect medical benefit continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). During the Severance Pay Period, if Employee elects COBRA continuation coverage, the Company will reimburse Employee an amount equal to the amount it pays towards the premium cost of the same group health plan coverage for its active senior executives; provided, however, that the reimbursements shall cease immediately if Employee fails to timely pay the entire cost of COBRA continuation coverage. Such reimbursements shall continue until the earlier of (x) the expiration of the Severance Pay Period or (y) the date Employee commences employment with a new employer. After the expiration of the Severance Pay Period, Employee may elect further COBRA continuation coverage, if any still is available, at his sole cost.

(v)
Except as specified herein, Employee understands that he will be entitled to receive no further compensation from the Company Group or to participate in any past, current or future Company Group compensation or benefit programs or arrangements, including, without limitation, the Company Executive Severance Plan (the “Severance Plan”). Employee acknowledges and agrees that he has waived his right to any additional severance payments or benefits that he may have otherwise been entitled to receive under the Severance Plan in exchange for the payments and benefits provided to him under this Agreement.

(b)    The Company shall pay Employee all of his accrued but unused vacation days within thirty (30) days following Employee’s Last Day.
(c)     Notwithstanding any provision in this Agreement to the contrary, in the event that Employee becomes entitled to a “Severance Payment” and benefits under the Company’s Executive Change of Control Plan on or before Employee’s Last Day, then this Agreement (including Section 2(a)) shall cease to apply and, in lieu thereof, Employee shall be entitled to the payments and benefits provided pursuant to the Company Executive Change of Control Plan.

Employee’s Initials: TAC

3.    Covenants
(a)    Governing Law. For purposes of this Section 3 addressing Restrictive Covenants, this Agreement shall be construed according to the laws of the State of Georgia, including specifically The Georgia Restrictive Covenants Act, O.C.G.A. § 13-8-50 et seq., and any such action may be brought in the appropriate courts within the State of Georgia.
(b)     Restricted Period. As used in this Section, the term “Restricted Period” shall mean the length of the Transition Period and for 18 months after Employee’s Last Day.
(c)    Nondisclosure Agreement. Employee agrees that, both during and after Employee’s employment, Employee will refrain from any unauthorized use or disclosure of any Confidential Information belonging to the Company Group; provided, however, that after the Restricted Period ends, the restrictions set forth in this Section thereafter shall apply only to information or materials that constitute or embody a trade secret.
(d)    Confidential Information. Employee agrees that, as used in this Agreement, the term “Confidential Information” means any information (whether in written, electronic, network, cloud storage, or other form) relating to the Company Group’s business (including, but not limited to, information relating to the Company Group’s designs, business plans or strategies, business opportunities, finances, gross or net profit margins, product development, manufacturing techniques, customer or vendor information, employment policies, practices or protocols, and any information relating to other employees) which: (i) is or has been disclosed to Employee (or of which Employee became aware) as a consequence of or through Employee’s relationship with the Company Group, (ii) has value to the Company Group or would be of value (actual or potential) to anyone outside the Company Group, and (iii) is not generally known, or readily available by lawful means, to the public or anyone outside the Company Group. Confidential information shall not include any information that has been voluntarily disclosed to the public by the Company Group (except where such public disclosure has been made by Employee without authorization) or that has been independently developed or disclosed by others, or that has entered the public domain through lawful means or that Employee knew of or about before joining the Company Group.
(e)    Non-Competition Agreement. During the Restricted Period, Employee agrees that he will not, on behalf of a Prohibited Competitor, directly or indirectly, for himself or on behalf of or in concert with any others, engage in any operations, sales or management activities, which are like or similar to those activities performed by Employee while working for the Company Group. This non-competition clause is limited to any such post-employment activities in which Employee engages in North America, whether as an owner, investor, officer, director, board member, consultant, employee, agent or a representative of a Prohibited Competitor. For all purposes relating to this Agreement, the term “Prohibited Competitor” means Cascades, Inc., First Quality Enterprises, Inc., J.D. Irving Limited, Kruger, Inc., Royal Paper Corporation, Global Tissue Group, Inc., Soundview Paper Company, Atlas Paper Company, Kimberly-Clark Corporation, Georgia-Pacific, or any parent, subsidiary, or affiliated or related entities of the foregoing companies, that engage in business activities competitive with the private label tissue business of the Company Group.
(f)    Non-Solicitation of Customers Agreement. During the Restricted Period, Employee agrees that he will not, directly or indirectly, for himself or on behalf of or in concert with any other entity or business, (1) solicit or divert on behalf of, or appropriate to, any Prohibited Competitor, or (2) attempt to solicit or divert on behalf of, or appropriate to, any Prohibited Competitor, any private label tissue business, from any customer or actively sought prospective customer of the Company Group. This restriction is limited to those customers with whom Employee has had material contact, whose dealings with the Company Group were supervised by

Employee’s Initials: TAC

Employee, or about whom Employee received confidential information in the course of his employment with the Company Group. For purposes of this Agreement, the term “actively sought prospective customer” shall mean any business or entity with whom Employee had material contact for the purpose of providing a bid or quote for services while employed by Company Group.
(g)    Non-Recruitment Agreement. During the Restricted Period, Employee agrees that he will not, directly or indirectly, for himself or on behalf of or in concert with any others, recruit for employment, offer, or cause to be offered employment, either on a full time, part-time, contractor or consulting basis, any person who was employed by the Company Group on Employee’s Last Day; this covenant applies only to those Company Group employees with whom Employee had regular contact during the course of employment by the Company Group.
(h)    Consideration. Employee agrees that ten percent (10%) of the payments referenced in Section 2(a) above is allocated to be and is considered by Employee as adequate and sufficient consideration for Employee’s promises and covenants listed in this Section 3.
(i)     Postemployment Services. During the Severance Pay Period, in consideration of the payments and benefits provided under this Agreement, Employee agrees to make himself available for up to fifteen 15 hours per month to assist the Company with the transition of projects or assignments related to his former employment. Employee shall provide such services at such time and place and in such manner as may be reasonably requested from time to time by the Company, taking into consideration Employee’s other business and personal commitments. Employee shall not be treated as an employee of the Company Group at any time after Employee’s Last Day, for any purposes, including, without limitation, for purposes of any past, present or future employee benefit plan, program or arrangement of any member of the Company Group.
(j)    Injunctive Relief. Employee agrees that the foregoing restrictions listed in this Section 3 are reasonable, will not preclude Employee from finding gainful employment, and are necessary to protect the goodwill, Confidential Information, and other protectable business interests of the Company Group. Employee acknowledges that a material breach by Employee of any provision of this Section 3 will cause the Company Group irreparable injury that cannot be adequately remedied by monetary damages. Employee agrees that in such case, the Company Group shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction without the necessity of posting bond or proving the inadequacy of monetary damages.
(k)    Other Relief. In the event that Employee breaches any of his obligations under this Section 3, the Company may, at its option, (i) stop making payments that would otherwise have been due under this Agreement; (ii) demand the repayment and reimbursement of any severance payments or other consideration that have been made or provided to Employee previously under this Agreement; (iii) seek any and all remedies available for Employee’s breach of contract, including without limitation monetary damages, costs and reasonable attorneys’ fees.
4.    Complete and Full General Release of All Claims
In consideration for the benefits set out herein, Employee, for Employee and his heirs, successors and assigns, hereby unconditionally and forever releases and discharges the Company, its parent, subsidiaries, and affiliated companies, the Company Group, their respective predecessors, successors, assigns, affiliates, parents, and subsidiaries, and their respective past and present directors, officers, managers, employees, agents, insurers and representatives (the “Released Parties”), from any and all claims, whether known or not, including but not limited to, claims, rights, or amounts for attorneys’ fees, wages, debts or damages of any kind arising

Employee’s Initials: TAC

out of, but not limited to, Employee’s hiring by, employment with, treatment by or separation of employment with the Company. This Agreement and General Release applies to all claims and causes of action including, but not limited to, claims arising under the Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefits Protection Act, the Family and Medical Leave Act of 1993, and any other federal, state or local law or regulation of whatever kind, or any theory of contract or tort based on events occurring prior to the execution of this Agreement. This release also includes any claims alleging employment discrimination, harassment, hostile environment, retaliation, whistleblower protection, wrongful discharge, fraudulent hiring, negligent hiring or retention, failure to grant leave, failure to reinstate, and/or any other claims Employee may have against the Company for any wages, benefits, payments, bonuses, commissions, vacation pay, leave pay, workforce reduction payments, workers’ compensation, costs or expenses, emotional distress, pain and suffering, or other alleged damages arising out of employment with or termination of employment from the Company.
Notwithstanding the foregoing, this paragraph expressly does not include a release of any claims that cannot be released hereunder by law. Notwithstanding anything to the contrary herein, by signing this Agreement, Employee shall not have relinquished his rights to (i) benefits in accordance with the provisions of any current Company retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended, (ii) enforce all rights and benefits which are referenced in this Agreement and continue following the execution of this Agreement, (iii) enforcement of his rights to indemnification, contribution, or exculpation under any insurance policy or the provisions of any governing documents of the Company.
Employee further acknowledges that Employee has received from the Company all wages and compensation which Employee is owed by the Company or to which Employee is entitled by law as of all dates preceding execution of this Agreement. Employee does not claim that he performed any work for Company for which he was not compensated. Employee further acknowledges that Employee has reported any and all work-related injuries or illnesses that Employee has incurred or suffered prior to the execution of this Agreement.
Employee affirms, covenants, and warrants he is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of any payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Employee is a Medicare beneficiary, etc.), the remaining sentences of this paragraph apply. Employee affirms, covenants, and warrants he has made no claim against, nor is he aware of any facts supporting any claim against, the Released Parties, under which the Released Parties could be liable for medical expenses incurred by the Employee before or after the execution of this Agreement. Furthermore, Employee is aware of no medical expenses which Medicare has paid and for which Released Parties are or could be liable. Employee agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

Employee’s Initials: TAC

5.    Family and Medical Leave Act
Employee represents and acknowledges that, during Employee’s employment with the Company Group, and as of all dates preceding execution of this Agreement, Employee has never been denied leave pursuant to the federal Family and Medical Leave Act (“FMLA”), nor has the Company Group discriminated or retaliated against Employee in any manner, including requests Employee may have made related to the FMLA or with regard to benefits to which Employee may have been entitled under the FMLA.
6.    No Other Filings; Forfeiture
Employee represents that he has not filed and will not file any charges, claims, complaints or other accusatory pleadings against the Company or any of the Released Parties based upon or arising out of any aspect of Employee’s employment relationship with the Company Group, or the separation of that employment, which may have accrued as of the date of the execution of this Agreement. Nothing in this Agreement, however, will prevent Employee from filing and pursuing proceedings before the U.S. Equal Employment Opportunity Commission (“EEOC”). Employee nevertheless agrees that he waives the right to recover any monetary award, should Employee, any government agency or other entity file a suit, charge, claim or action against the Released Parties with respect to the employment with the Company Group or the separation of that employment.
Further, nothing in this Agreement will prevent Employee from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding this release or its underlying facts or circumstances.  Any cooperation provision in the Agreement does not require you to contact the Company regarding the subject matter of any such communications before engaging in such communications.
Employee represents that he has not and will not solicit, counsel, advise, suggest, assist (unless required by law), or encourage any claims, demands, rights, or causes of action of any kind by any other persons against the Company, nor will he contact any government officials or agencies to encourage any investigations of or any actions against the Company.
In the event Employee violates any of the covenants made or other provisions contained in this Agreement, including by filing a charge, claim, or lawsuit based on any legal claims that he has agreed to release, or in the event that he materially violates any of the Company Group’s existing rules, policies, orders or instructions during the Transition Period, Employee will forfeit any rights to any and all severance payments and/or other consideration provided under this Agreement, and the Company will have a right to reimbursement for any severance payments and/or other consideration previously paid.
7.    Non-Admission of Liability
It is understood and agreed that this Agreement has been reached purely on a compromise basis and is not to be construed as an admission by either Employee or Company Group of any violation of any federal, state or local law, ordinance, or administrative regulation, or any action in contract or tort which either party could have brought in a subsequent lawsuit. Nothing should be construed as an admission by Company Group that it has acted wrongfully toward Employee in any way. Company Group expressly denies any liability to Employee for any alleged wrongful acts by the Company Group or by any of its employees, representatives or agents.

Employee’s Initials: TAC

8.    Return of Materials and Property
Employee agrees to return all equipment and property owned by the Company Group in Employee’s possession, custody or control and all materials, memoranda, notes, records, lists, or any other documents or tangible medium containing Confidential Information or proprietary information pertaining to the Company Group’s business or its suppliers or customers upon the expiration of the Severance Pay Period, or upon such earlier date if requested by the Company.
9.    Benefit Plans
Employee may continue to participate in the health and welfare benefit plans in which Employee is a participant through Employee’s Last Day, provided that, with respect to medical and dental insurance coverage offered under a group health plan maintained by the Company Group, the Company will provide Employee the opportunity to continue such coverage, as it was or is in effect on the date it would otherwise end, in accordance with COBRA requirements.
Notwithstanding any other provision of this Agreement, but subject to any restrictions imposed by applicable law, the Company Group reserves the unilateral right at any time to modify or terminate any benefit plan, bonus program, stock option plan, or fringe benefit program under which Employee participates or may participate (so long as such modification or termination affects the plans’ participants or potential participants generally and not just Employee), and, in the event of such action, the amount of Employee’s benefits, awards, or grants under such plans or programs shall be determined according to the terms of such plans or programs and not the terms of this Agreement.
10.    Cooperation
Employee agrees that he will reasonably cooperate with the Company Group and its agents, representatives and attorneys relating to any issues or matters that arose during Employee’s employment with the Company Group, including in connection with any personnel matters, business relationships, legal, financial, accounting or auditing issues, contract matters, investigations, regulatory matters, or other administrative or judicial proceedings.
11.    Revocation
Employee acknowledges that for a period of seven (7) days following the execution of this Agreement, Employee may revoke the Agreement and that the Agreement will not become effective or enforceable until the seven‑day revocation period has expired. Revocation may only be effected by delivering a written notice of revocation to:
Kari Moyes
Clearwater Paper Corporation
601 W. Riverside Avenue
Suite 1100
Spokane, WA 99201

To be effective, the revocation must be received no later than the seventh (7th) day after Employee signs this Agreement. Employee acknowledges that if he revokes this Agreement, it shall not be effective or enforceable, and Employee shall not be entitled to any of the payments or other benefits stated herein.

Employee’s Initials: TAC

12.    Choice of Law and Venue
Other than as set forth above in Section 3 regarding the Restrictive Covenants, this Agreement is to be construed according to the laws of the State of Washington, and of the United States of America, without reference to its choice of law provisions. The Parties agree that any litigation to enforce this Agreement may be brought exclusively in the Superior Court of Spokane County, Washington or the United States District Court for the Eastern District of Washington.
13.    Severability
The parties have attempted to create an Agreement that is lawful and enforceable in all respects. In the event that any provision of this Agreement is found or deemed to be illegal or otherwise invalid and unenforceable, whether in whole or in part, the Parties agree that such invalidity shall not affect the enforceability of the other terms of this Agreement. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver of the terms of this Agreement shall be binding unless in writing and signed by the party waiving the breach.
14.    Construction
Each party has reviewed, and had an opportunity to have counsel review this Agreement, and each had an opportunity to revise this Agreement; accordingly, the normal rule of construction providing for any ambiguities to be resolved against the drafting party shall not apply to any interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole and according to its fair meaning, not strictly for or against either party. Nothing in this Agreement is intended to or constitutes a guarantee of employment for a fixed or specific term, and the Company reserves the right to adopt, amend, discontinue, or otherwise alter its compensation, benefit, and human resources practices, policies, and programs at its discretion.
15.    Tax Compliance
The Company may withhold from any payment that is required to be made under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, or local law and all payments hereunder shall be subject to applicable deductions. The terms of this Agreement shall be construed and administered and consideration owed under this Agreement shall be paid in such a manner as to satisfy the short-term deferral and/or the separation pay plan exceptions to the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent the Agreement becomes subject to Code Section 409A and applicable guidance issued thereunder, the Agreement shall provide the coverage or benefit necessary to comply with Code Section 409A and/or guidance, which includes satisfaction of the rules regarding specified employees (as defined in Treas. Reg. Section 1.409A-1(i)) in Treas. Reg. Section 1.409A-3(i)(2), to the extent such requirements apply. For purposes of Code Section 409A, each installment payment made under this Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A.
If and to the extent that any payments under this Agreement do not qualify for an exemption from Code Section 409A, this Agreement shall be administered to comply with the applicable requirements of Code Section 409A with respect to such amounts.

Employee’s Initials: TAC

16.    Recoupment
Notwithstanding any other provisions in this Agreement to the contrary, you acknowledge and agree that you will be subject to recoupment policies adopted by the Company pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law or the listing requirements of any national securities exchange on which the common stock of the Company is listed.
17.    Complete Agreement
It is understood and agreed that this Agreement sets forth the entire agreement between Employee and the Company and supersedes any previous agreement, whether oral or written, between Employee and the Company. It is further understood and agreed that this Agreement supersedes any prior discussions, statements, or representations (whether written or oral) by or between the Parties and their respective agents or representatives. This Agreement may be amended or modified only by written instrument duly executed by each of the Parties.
18.    Counterparts
This Agreement may be signed in multiple counterparts, all of which taken shall together constitute one and the same legal instrument.
19.    Acknowledgments
(a)    Employee represents and acknowledges that Employee has been instructed in writing that he may consult with an attorney regarding this Agreement if Employee so desires.
(b)    Employee further acknowledges that he has been provided with a period of at least twenty-one (21) days within which to consider the Agreement, and that if Employee has executed this Agreement in less than twenty-one (21) days, it is because he has freely chosen to do so after carefully considering the terms of the Agreement and consulting with legal counsel, if desired. It is agreed that any changes to this Agreement, whether material or not, do not restart the twenty-one (21) day consideration period.
(c)    Employee represents and acknowledges that Employee has read this Agreement in its entirety, fully understands its content and effect, and without duress or coercion, knowingly and voluntarily agrees to its terms and conditions. Employee also acknowledges and represents that the consideration provided in exchange for this Agreement as described above is of value to Employee and is not anything to which Employee is already entitled.

Employee’s Initials: TAC

EMPLOYEE’S AGREEMENT TO THE TERMS OF THE TRANSITION PERIOD
EXECUTED AND AGREED TO BY:

EMPLOYEE	CLEARWATER PAPER CORPORATION

/s/ Thomas A. Colgrove	/s/ Linda K. Massman
Signature	Signature

Thomas A. Colgrove	Linda K. Massman
Name (please print)	Name (please print)

July 15, 2015	CEO & President
Date	Title (please print)

7/17/2015
Date

{Additional Signature page follows}

Employee’s Initials: TAC

EMPLOYEE’S AGREEMENT TO RESIGN ON EMPLOYEE’S LAST DAY
EXECUTED AND AGREED TO BY:

EMPLOYEE	CLEARWATER PAPER CORPORATION

Signature	Signature

Name (please print)	Name (please print)

Date	Title (please print)

Date

21679588.1

Employee’s Initials: ___